Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2025, with respect to the combined financial statements of Teucrium Commodity Trust, and the individual financial statements of each of the Funds comprising Teucrium Commodity Trust included in the Annual Report of Teucrium Commodity Trust on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of the Teucrium Commodity Trust and its series, as follows:

●	Teucrium Corn Fund on Form S-1 (File No. 333-263434)
●	Teucrium Sugar Fund on Form S-1 (File No. 333-263438)
●	Teucrium Soybean Fund on Form S-1 (File No. 333-263448)
●	Teucrium Wheat Fund on Form S-1 (File No. 333-263293)
●	Teucrium Agricultural Fund on Form S-1 (File No. 333-263450).

/s/ GRANT THORNTON LLP

New York, NY

March 5, 2025